UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

28 E. Main Street, Suite 1525 Rochester, New York	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(585) 325-3610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 23, 2014, we entered into an underwriting agreement with National Securities Corporation, as representative of the underwriters named in the underwriting agreement, relating to the public offering by us of 3,300,000 shares of common stock. The shares are being sold at a public offering price of $0.45 per share. The underwriters will purchase the shares at a price of $0.414 per share, representing an 8% discount from the public offering price. Under the terms of the underwriting agreement, we have granted the underwriters an option for a period of 45 days from the date of the underwriting agreement to purchase up to an additional 495,000 shares of common stock, with an over-allotment price to the underwriters of $0.414 per share.

The net proceeds to us are expected to be approximately $1,196,200, assuming no exercise of the underwriters’ over-allotment option and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise the over-allotment option in full, the total net proceeds to us of the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $1,401,130. The offering is expected to close on December 29, 2014, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to a prospectus supplement dated December 23, 2014 and the accompanying prospectus dated November 1, 2013, pursuant to our existing shelf registration statement on Form S-3 (File No. 333-191704), which was filed with the Securities and Exchange Commission on October 11, 2013 and declared effective by the Commission on November 1, 2013.

The underwriting agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of us and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The underwriting agreement is included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about our company. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the underwriting agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the underwriting agreement.

A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the legality of the issuance and sale of the shares is attached as Exhibit 5.1 hereto. A copy of the underwriting agreement is filed herewith as Exhibit 1.1, and is incorporated herein by reference. The foregoing descriptions of the underwriting agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 8.01. Other Events.

Reference is made to the description of the offering in Item 1.01. We, and our officers and directors, agreed in the underwriting agreement, subject to certain exceptions, not to offer and sell any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 90 days following the date of the underwriting agreement, without the written consent of the representative of the underwriters.

On December 22, 2014 and December 23, 2014, we issued press releases announcing the offering and the pricing of the offering, respectively. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated as of December 23, 2014, by and between Document Security Systems, Inc. and National Securities Corporation as representative of the several underwriters named therein.

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

23.1	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1 above).

99.1	Press release of Document Security Systems, Inc. issued December 22, 2014.

99.2	Press release of Document Security Systems, Inc. issued December 23, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: December 23, 2014	/s/ Jeffrey Ronaldi
By: Jeffrey Ronaldi
Title: Chief Executive Officer